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                                     [LETTERHEAD]

May 31, 1995

Mr. Keith Keogh
1166 Crescent Bay Boulevard
Clermont, Florida  34711

Dear Keith:

As we discussed, this letter will set forth the terms of your employment as an officer of California Culinary Academy, Inc. ("CCA").

1) You will be a corporate officer with the title of Executive Vice President and Chief Operating Officer. You will be a key member of senior management and will help formulate and execute corporate policies and overall strategic direction for CCA. Your duties will also include: (1) overall supervision and management of the faculty including all full-time and adjunct chef and related subject instructors; (2) developing and revising educational curricula in conjunction with the action team assigned to the task; (3) educational matters, including assisting in developing continuing education and consumer education and professional courses; (4) overall management and profit center responsibility for all of CCA's restaurant and food and beverage operations; (5) purchasing of all food, beverages and smallwares; 6) as time permits, you may teach at the CCA; 7) active assistance in the CCA's retail and product licensing program as requested, including giving and organizing chef demonstrations, meeting with manufacturers, distributors and retailers and having the faculty assist in product evaluations and selections; 8) active participation in the CCA's media and publishing program as requested, including organizing the faculty to work with you to create books, tapes and CD-ROM's to be commercially published in both the text book and trade markets; 9) actively assisting in developing new businesses such as commercial catering and baking; 10) assisting, as appropriate, in alumni events, recruiting new students, and retention of existing students; 11) actively assisting with industry organizations including ACF matters, such as being approved for certification programs including the Certified Master Chef examination.
    You will also undertake other duties that may be assigned to you from time to time by the President and the Board of Directors of CCA.

2) You will report directly to the President and Chief Executive Officer who will be responsible for your performance and compensation reviews.

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Mr. Keith Keogh
May 31, 1995
Page Two

3) You agree, as reasonably requested, and as part of your duties, to act as a spokesperson for the CCA, including making live personal appearances and performances for video taping, photography for books, television, video, CD-ROM programs and all other media and derivative products. As part of your duties, your name, likeness, image, biography, quotes and narrative statements attributed to (and reasonably approved by) you may be used in books, tapes, CD-ROM, TV and video programs and ancillary and derivative products. Also, CCA and its authorized agents can use, reproduce, print, publish and broadcast your picture, likeness, voice, signature and biographical material for sale, promotion, advertising and trade purposes in connection with, and in endorsement for, books, television and video programs, CD-ROM and all other media, including ancillary and derivative products. Those rights can be exercised by CCA for the entire period of the copyright of any product utilizing such rights, regardless of your employment status with CCA.

4) Your employment will commence on the date you select, but no later than June 30, 1995. Your office will be in the corporate headquarters of CCA in San Francisco. While you are employed by CCA, you agree to devote your full productive time, energies and abilities to its affairs. Your employment is "at will" and thus is for no definite term. Employment may be terminated either by CCA or by you at any time, with or without cause. However if your termination is without cause, you will receive three months base salary and medical insurance benefits as severance pay. Grounds for termination "for cause" include but are not limited to one of the following: a willful material breach of duty, habitual neglect of duty, or action or inaction which places CCA in circumstances of financial peril. Notwithstanding the above, if CCA is sold or if neither the present Chairman or President are in those positions at CCA and you are terminated without cause, then you will receive two years of base salary plus continuing medical insurance benefits as severance pay.

5) For all of the services to be rendered by you and all the rights granted to CCA by you, your base salary will be $160,000 per annum, paid biweekly as are salaries of other employees of CCA. Within ten days of your commencing full time employment, the Board of Directors will grant you stock options under the CCA's stock option plan to purchase shares at their fair market value on the date of grant. The options will be for 60,000 (sixty thousand) shares of stock.

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Mr. Keith Keogh
May 31, 1995
Page Three

    Vesting will be 30,000 (thirty thousand) on the grant date and 30,000 (thirty thousand) one year from the grant date (assuming you are still employed by the CCA). The options will expire five years from the date of grant.

    You will have the opportunity to receive additional options on the following basis: on June 19, 1996 and on June 19, 1997 the total Stock Market Value of the Company will be calculated. Stock Market Value is the number of CCA common shares issued and outstanding times the reported market value of the common stock on NASDAQ as of the market close on that day (or if that day is a holiday or weekend the value of the last previous day the market was open). That Stock Market Value shall be subtracted from the Stock Market Value on the same day the previous year. If the Stock Market Value for the current year is higher, you will receive additional stock options, at the then current fair market value, expiring in five years and vesting fifty percent on date of grant and fifty percent one year later. The number of options will be calculated by multiplying the percentage difference between the Stock Market Values, times 60,000. (In other words, if the Stock Market Value were 100% higher, you would receive options to purchase 60,000 shares of stock.)

6) You and your wife and dependent children will be eligible, subject to any qualifications required under CCA's insurance plans, to be covered under the employee health insurance plan and group life insurance plan of CCA. Terms and conditions of your participation will be the same as those for other management employees. Under its current policy CCA will pay all of the premiums. Provided you qualify for coverage as a non-smoker in excellent health, the CCA will pay the entire premium on a $400,000 term life policy where you designate the beneficiary. You can pay for additional coverage if you wish. You will be eligible for four weeks vacation per annum, under the terms and conditions of CCA's vacation policies. The Company will also pay for your monthly parking at the Opera Plaza Garage.

7) In addition, subject to policies established from time to time and approved by the President or Chairman of the Board, you will be reimbursed for pre-approved out of pocket expenses such as travel and entertainment, participation in educational events, and professional seminars.

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Mr. Keith Keogh
May 31, 1995
Page Four

8) The CCA will assist you and your family in the following ways in relocating to the San Francisco Bay Area, which they will do within six months of commencement of your employment: 1) CCA will pay for one round trip, economy class tickets for your wife and two daughters, plus $1,000.00 to help cover other expenses to visit the Bay Area, plus one way economy class tickets when they relocate; 2) CCA will pay for three round trip, economy class tickets for you to visit Florida during the first seven months of employment; 3) CCA will pay your out of pocket expenses (up to a maximum of $15,000) to pack, move and unpack your household effects to move them to San Francisco from Florida.

9) The above and all other benefits will be administered as described in the Personnel Policy Manual which you have received.

10) You can participate as Captain or Manager of the U.S. Culinary Olympic Team during the rest of 1995 and during 1996, (and thereafter on terms approved by the Board of Directors). Training is done once a month from late Friday through noon Monday. CCA (without having any obligation to contribute money) will work with you to attempt to facilitate the relocation of the Culinary Olympics headquarters to the San Francisco Bay Area. The CCA will make its facilities available to the Team on a reasonable basis. You can also participate in the Cook's World Tour event organized by WACF from July 9-19, 1996.

11) In the course of your employment you will have access to records and data pertaining to CCA. Such information is considered confidential and proprietary. Therefore, during your employment and thereafter, you will not disclose any such information to any third party except as required in the course of your employment with CCA.

12) This letter contains our entire agreement and supersedes all prior oral and written agreements, understandings and commitments. No amendments to this agreement may be made except in writing sign by both parties.

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Mr. Keith Keogh
May 31, 1995
Page Five

13) Formation, construction and performance of this agreement shall be construed in accordance with the laws of the State of California.

If this letter is agreeable to you, would you please sign the enclosed copy and return it to me.

I and the others at our company are confident that you will make a substantial and meaningful contribution to CCA. We all look forward to working with you.


Sincerely,

CALIFORNIA CULINARY ACADEMY, INC.


By: /s/ Alexander M. Hehmeyer
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    Alexander M. Hehmeyer
    President and Chief Executive Officer


AGREED:


    /s/ Keith Keogh                              Date:  June 7, 1995
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    Keith Keogh